PETROTECH HOLDINGS, CORP.
c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017

August 15, 2008

XL TechGroup, Inc.
1901 South Harbor City Blvd., Third Floor
Melbourne, FL 32901
Attn: General Counsel

Re:           Letter Agreement

Gentlemen:

Reference is made to (i) that certain Letter re: Agreement to Accept Collateral in Partial Satisfaction of Debt dated as of August 8, 2008 (as amended, modified, supplemented or restated from time to time, the “Acceptance Agreement”) by and between PetroTech Holdings, Corp. (“PetroTech”) and XL TechGroup, Inc. (“XLT”) and (ii) all agreements, instruments and documents executed and/or delivered in connection therewith (together with the Acceptance Agreement, each a “Document” and collectively, the “Documents”).

In consideration of the consummation of the transactions contemplated by the Documents, and the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           PetroTech hereby acknowledges, confirms and agrees that following the indefeasible repayment in full in cash of (a) the full amount of any preferred stock liquidation preference and all accrued dividends thereon to each holder of preferred stock of PetroTech and (b) the aggregate amount of all obligations, liabilities and expenses of PetroTech at any time and from time to time owing by PetroTech to any of Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC, Valens U.S. SPV I, Ltd., PSource Structured Debt Limited and all of their respective subsidiaries and affiliates (collectively, the “Lenders”) and/or to any other person or entity (the date of any such indefeasible repayment, the “Repayment Date”), PetroTech shall, prior to the payment of any dividend or other distribution to be paid by PetroTech to the holders of common stock of PetroTech from and after the Repayment Date, pay to XLT fifteen percent (15%) of such dividend or distribution amounts which would have otherwise been so paid to the holders of common stock of PetroTech (such 15%, the “XLT Distribution”), it being understood that (A) no XLT Distribution will be made until the (i) Repayment Date has occurred, and (ii) all of the equity interests of PetroAlgae, LLC, DXTech, LLC and Tyratech Inc. held by PetroTech and its affiliates have been sold or otherwise transferred by PetroTech and its affiliates and any of such companies not so sold or otherwise transferred shall have been dissolved, and (B) the sole source of such dividend or distribution shall be from the net sales proceeds to PetroTech or its affiliates from sales of equity interests in DXTech, LLC, PetroAlgae, LLC and Tyratech Inc. and any dividends or distributions paid by such entities to PetroTech or its affiliates.

2.           XLT hereby absolutely and unconditionally releases and forever discharges Lenders, PetroTech, and any and all participants, predecessors, parent corporations, subsidiary corporations, affiliated corporations, related corporate divisions, insurers, indemnitors, agents, representatives, consultants, attorneys, fiduciaries, partners and all successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which XLT has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Letter Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

3.           This Letter Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered by a party by facsimile transmission or other electronic transmission shall be deemed to be an original signature hereto.

4.           THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

5.     Any provision of this Letter Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Letter Agreement.

Very truly yours,

PETROTECH HOLDINGS, CORP.

By:
Name: Patrick Regan
Title: Authorized Signatory

The foregoing is hereby accepted and agreed to this 15th day of August, 2008.

XL TECHGROUP, INC.

By:
Name: David P Szostak
Title: CFO